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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated August 2, 1996, relating to the financial statements of MarkWest Hydrocarbon, Inc. and MarkWest Hydrocarbon Partners, Ltd., which appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

Denver, Colorado
August 2, 1996